Statement of Net Assets
	As of December 31,
	2021	2020
ASSETS
Real Estate Investment Partnerships at Estimated Fair Value (Cost - $842,000)	842,000	-
Total Real Estate Investments	842,000	-
Cash	214	-
Investment Receivable	2,000	-
TOTAL ASSETS	844,214	-

LIABILITIES AND EQUITY
Liabilities
Related Party Account Payable	353	-
Accrued Construction Supervision Fee - Related Party	32,622	-
Accrued Fund Management Fee - Related Party	6,140	-
TOTAL LIABILITIES	39,115	-
Net Assets	805,099	-
Common Member Unit Contributions	100,000	-
Class B Unit Contributions	-	-
Class A1 Unit Contributions	754,000	-
Accumulated Deficit	(48,901)	-
Total Equity	805,099	-
TOTAL LIABILITIES AND NET ASSETS	844,214	-

Statement of Operations
	Year Ended December 31,
	2021	2020
Rental Revenues from Investments in Real Estate	-	-
Income from Real Estate Investment Partnerships	-	-
Total Investment Income	-	-
Investment Expenses
Advertising and Marketing	1,000	-
General and Administrative	599	-
Total Investment Expenses	1,599	-
Investment (Loss) / Income Before Investment Management and Incentive Fees	(1,599)	-
Fund Management Fees - Related Party	6,140	-
Construction Supervision Fees - Related Party	32,622	-
Property Acquisition Fees - Related Party	8,540	-
Total Management and Incentive Fees	47,302	-
Net Increase (Decrease) in Net Assets Resulting from Operations	(48,901)	-

Statement of Cash Flows
	Year Ended December 31,
	2021	2020
OPERATING ACTIVITIES
Net Increase (Decrease) in Net Assets Resulting from Operations	(48,901)	-
Adjustments to reconcile Net Income to Net Cash provided by operations:
Related Party Account Payable	353	-
Accrued Construction Supervision Fee - Related Party	32,622	-
Accrued Fund Management Fee - Related Party	6,140	-
Investments in Real Estate Partnerships	(842,000)	-
Total Adjustments to reconcile Net Income to Net Cash provided by operations:	(802,886)	-
Net Cash provided by (used in) Operating Activities	(851,786)	-
FINANCING ACTIVITIES
Issuance of Member Units	852,000	-
Net Cash provided by (used in) Financing Activities	852,000	-
Cash at the beginning of period	-	-
Net Cash increase (decrease) for period	214	-
Cash at end of period	214	-

Statement of Changes in Net Assets
Net Assets
Net Assets at Inception 11/23/2020	-
Net Increase in Net Assets resulting from Operations	-
Ending Balance 12/31/2020	-
Issuance of Member Units	854,000
Net Increase(decrease) in Net Assets resulting from Operations	(48,901)
Ending Balance 12/31/2021	805,099